MSB FINANCIAL CORP. RELEASES FOURTH QUARTER EARNINGS

MILLINGTON, NJ, January 30, 2020 - MSB Financial Corp. (NASDAQ: MSBF) (the “Company”), parent company of Millington Bank, reported today the results of its operations for the three and twelve months ended December 31, 2019.

The Company reported net income of $1.3 million, or $0.25 per diluted common share, for the three months ended December 31, 2019, compared to net income of $1.3 million, or $0.24 per diluted common share, for the three months ended December 31, 2018. Net income for the twelve months ended December 31, 2019 was $4.1 million, or $0.80 per diluted common share, compared to net income of $4.8 million, or $0.90 per diluted common share, for the twelve months ended December 31, 2018. The twelve months ended December 31, 2019 were impacted by approximately $862,000 in additional professional expenses year over year in connection with the first audit of the Company's internal control over financial reporting. As the Company previously disclosed, in connection with the audit, management and outside auditors identified certain material weaknesses in internal control. While none of these material weaknesses resulted in any misstatement or material change to the reported results, they did cause the scope of the audit and consequently the related expense to increase significantly. Adjusting for the expense associated with the change in procedures, net income for the twelve months ended December 31, 2019 would have been $4.7 million or $0.92 per diluted share.

Highlights for the quarter:

•
Return on average assets was 0.86% for the three months ended December 31, 2019 compared to 0.87% for the three months ended December 31, 2018 and return on average equity was 7.71% for the three months ended December 31, 2019 compared to 7.20% for the three months ended December 31, 2018.

•
Net interest margin decreased six basis points to 3.16% for the quarter ended December 31, 2019 from 3.22% for the quarter ended December 31, 2018. Contributing to the decrease in net interest margin was higher interest expense on deposits.

•
The efficiency ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, was 64.50% for the quarter ended December 31, 2019 as compared to 62.51% for the quarter ended December 31, 2018.

•
Non-performing assets represented 0.52% of total assets at December 31, 2019 compared with 0.71% at December 31, 2018. The allowance for loan losses as a percentage of total non-performing loans was 184.11% at December 31, 2019 compared to 136.83% at December 31, 2018.

•
The Company’s balance sheet at December 31, 2019 reflected an increase in total assets of $8.6 million compared to December 31, 2018, due to increases in interest earning demand deposits with banks and net loans receivable.

•
The effective tax rate decreased to 26.2% for the quarter ended December 31, 2019 compared to 28.1% for the quarter ended December 31, 2018. The decrease in tax rate was due to the BOLI death benefit received during the fourth quarter.

Selected Financial Ratios
(unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Return on average assets	0.86%	0.77%	0.85%	0.36%	0.87%
Return on average equity	7.71%	6.79%	7.28%	3.05%	7.20%
Net interest margin	3.16%	3.12%	3.21%	3.19%	3.22%
Net loans / deposit ratio	107.46%	106.56%	118.62%	113.10%	119.43%
Shareholders' equity / total assets	11.02%	10.86%	11.42%	11.77%	11.40%
Efficiency ratio	64.50%	64.30%	62.97%	83.83%	62.51%
Book value per common share	$12.61	$12.35	$12.64	$12.46	$12.37

Net Interest Income

Total interest income for the three months ended December 31, 2019 increased $98,000 to $6.1 million, compared to $6.0 million for the same three month period in 2018. Interest income increased in the quarter ended December 31, 2019 compared to the comparable period in 2018, as a result of a mixture of higher loan volume and interest rate increases year over year. Total interest expense increased by $167,000, or 10.8%, to $1.7 million, for the three months ended December 31, 2019 compared to $1.5 million for the same period in 2018 due to increases in interest rates and deposit volume partially offset by a lower volume of borrowings during the 2019 period.

Net interest income for the three months ended December 31, 2019 decreased $69,000, or 1.55% to $4.4 million, compared to $4.5 million for the same three month period in 2018. The change for the three months ended December 31, 2019 was primarily the result of higher interest expense on deposits. The annualized net interest spread was 2.92% and 2.98% for the three months ended December 31, 2019 and 2018, respectively. For the quarter ended December 31, 2019, the Company's annualized net interest margin decreased to 3.16% compared to 3.22% for the corresponding three-month period in 2018.

Total interest income for the twelve months ended December 31, 2019, increased $1.3 million, or 5.18%, to $24.6 million compared to $23.3 million for the twelve months ended December 31, 2018, as average earning assets increased $7.8 million year over year. In addition, the average interest earned on such assets increased 16 basis points. Total interest expense increased by $1.6 million, or 29.49%, to $7.0 million for the year ended December 31, 2019, compared to the 2018 year ended, as average interest bearing liabilities increased $5.7 million year over year and the average cost of such liabilities increased 33 basis points.

Net interest income decreased $382,000, or 2.1%, to $17.6 million for the twelve months ended December 31, 2019, compared to $17.9 million for the twelve months ended December 31, 2018. Net interest spread and net interest margin for the twelve months ended December 31, 2019, decreased 17 and 11 basis points, respectively, to 2.91% and 3.17%, compared to 3.08% and 3.28% for the twelve months ended December 31, 2018. Net interest income and net interest margin decreased as the Company's deposit pricing became more competitive year over year.

Provision for Loan Losses

The loan loss provision for the three months ended December 31, 2019 and 2018 was zero. The loan loss provision for the twelve months ended December 31, 2019 was zero compared to $240,000 for the same period in 2018. The decrease in the level of provision for loan loss primarily reflects lower loan growth in the current period in addition to the improvement of other credit metrics year over year.

Non-Interest Income and Non-Interest Expense

Non-interest income for the three months ended December 31, 2019 was $381,000, as compared to $198,000 for the same period in 2018. Non-interest income increased primarily due to a $171,000 death benefit recorded during the quarter. Non-interest expense, which consists of salaries and employee benefits, occupancy expense, professional services and other non-interest expenses totaled $3.1 million for the quarter ended December 31, 2019 compared to $2.9 million the same period in 2018.

Non-interest income for the twelve months ended December 31, 2019 was $974,000, as compared to $800,000 for the same period in 2018. Non-interest income increased primarily due to a $171,000 BOLI death benefit recorded during the fourth quarter. Non-interest expense totaled $12.8 million for the twelve months ended December 31, 2019, as compared to $11.9 million for the same period in 2018. The increase in non-interest expense was primarily related to an increase in professional services expense.

Taxes

For the three months ended December 31, 2019, the Company recorded a $443,000 tax provision compared to $491,000 for the three months ended December 31, 2018. The effective tax rate decreased to 26.2% for the quarter ended December 31, 2019, compared to 28.1% for the quarter ended December 31, 2018. The decrease in tax rate was due to the BOLI death benefit received during the quarter.

For the twelve months ended December 31, 2019, the Company recorded a $1.7 million tax provision compared to a provision of $1.8 million for the twelve months ended December 31, 2018. The effective tax rate increased to 28.9% for the twelve months ended December 31, 2019, compared to 27.2% for the twelve months ended December 31, 2018.

Quarterly Earnings Summary

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except for per share data)
For the quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Net interest income	$4,390	$4,341	$4,411	$4,423	$4,459
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	4,390	4,341	4,411	4,423	4,459
Other income	381	199	204	190	198
Other expense	3,077	2,919	2,906	3,867	2,911
Income before income taxes	1,694	1,621	1,709	746	1,746
Income taxes (benefit)	443	505	487	232	491
Net income	$1,251	$1,116	$1,222	$514	$1,255
Earnings per common share:
Basic	$0.25	$0.22	$0.24	$0.10	$0.24
Diluted	$0.25	$0.22	$0.24	$0.10	$0.24
Weighted average common shares outstanding:
Basic	5,015,438	5,046,935	5,126,938	5,198,432	5,276,116
Diluted	5,040,652	5,070,353	5,155,258	5,237,329	5,317,305

Statement of Condition Highlights at December 31, 2019

•	Total assets amounted to $593.1 million at December 31, 2019, an increase of $8.6 million, or 1.47%, compared to December 31, 2018.

•	The Company’s total loans receivable, excluding the ALLL, were $513.7 million at December 31, 2019, an increase of $5.8 million, or 1.1%, from December 31, 2018.

•	Securities held to maturity were $35.8 million at December 31, 2019, a decrease of $3.6 million, or 9.2% compared to December 31, 2018.

•	Deposits increased $52.2 million, or 12.41%, to $472.8 million at December 31, 2019 compared to $420.6 million at December 31, 2018.

•	Borrowings totaled $51.6 million at December 31, 2019, a decrease of $42.7 million, or 45.29%, compared to $94.3 million at December 31, 2018.

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Cash and due from banks	$1,296	$1,087	$1,200	$1,040	$1,558
Interest-earning demand deposits with banks	17,157	14,638	14,473	9,771	10,242
Securities held to maturity	35,827	38,073	39,455	36,982	39,476
Loans receivable, net of allowance	508,022	507,270	494,192	489,445	502,299
Premises and equipment	8,020	8,136	8,006	8,088	8,180
Federal Home Loan Bank of New York stock, at cost	2,848	2,654	4,805	3,406	4,756
Bank owned life insurance	14,480	14,872	14,775	14,679	14,585
Accrued interest receivable	1,650	1,687	1,715	1,772	1,615
Other assets	3,786	2,836	2,863	2,910	1,789
Total assets	$593,086	$591,253	$581,484	$568,093	$584,500
Deposits	$472,752	$476,064	$416,607	$432,754	$420,579
Borrowings	51,575	47,275	95,075	64,275	94,275
Other liabilities	3,384	3,694	3,423	4,172	3,000
Stockholders' equity	65,375	64,220	66,379	66,892	66,646
Total liabilities and stockholders' equity	$593,086	$591,253	$581,484	$568,093	$584,500

Loans

At December 31, 2019, the Company’s net loan portfolio totaled $508.0 million, an increase of $5.7 million, or 1.1%, compared to $502.3 million at December 31, 2018. The allowance for loan losses amounted to $5.7 million at December 31, 2019 and December 31, 2018.

At December 31, 2019, the loan portfolio primarily consisted of commercial real estate loans (42.9%) and residential mortgages (29.0%). Commercial and industrial loans represented 19.1% of the portfolio, while construction loans accounted for 9.0% of the portfolio. Total gross loans receivable increased $11.3 million to $530.4 million at December 31, 2019, compared to $519.1 million at December 31, 2018. The increase primarily reflects an increase in commercial loans of $25.3 million partially offset by a decrease of $13.9 million in residential mortgages, as the Company continues to focus on commercial lending.

The following table shows the composition of the Company's loan portfolio as of the dates indicated.

Loans (unaudited)

(dollars in thousands)
At quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Residential mortgage:
One-to-four family	$130,966	$135,657	$139,119	$140,043	$143,391
Home equity	22,853	23,385	23,596	25,160	24,365
Total residential mortgage	153,819	159,042	162,715	165,203	167,756
Commercial and multi-family real estate	227,441	216,095	207,866	206,653	212,606
Construction	47,635	45,404	42,356	37,319	29,628
Commercial and industrial - Secured	63,462	59,248	50,802	49,640	60,426
Commercial and industrial - Unsecured	37,600	51,832	56,672	53,791	48,176
Total commercial loans	376,138	372,579	357,696	347,403	350,836
Consumer loans	432	411	425	470	540
Total loans receivable	530,389	532,032	520,836	513,076	519,132
Less:
Loans in process	16,109	18,598	20,447	17,443	10,677
Deferred loan fees	536	503	536	530	501
Allowance	5,722	5,661	5,661	5,658	5,655
Total loans receivable, net	$508,022	$507,270	$494,192	$489,445	$502,299

Asset Quality

At December 31, 2019 and December 31, 2018, non-performing loans totaled $3.1 million and $4.1 million, or 0.52% and 0.71% of total assets, respectively. Nonperforming loans decreased significantly since year end 2018, as four relationships were resolved, while one new relationship was added during the year. Total delinquent loans (including nonperforming delinquent loans) were $3.9 million at December 31, 2019, a decrease of $2.4 million from December 31, 2018. The allowance for loan losses as a percentage of total loans was 1.11% at December 31, 2019 and at December 31, 2018, respectively, while the allowance for loan losses as a percentage of non-performing loans increased to 184.11% at December 31, 2019 from 136.83% at December 31, 2018. The ratio of non-performing loans to total loans was 0.60% at December 31, 2019 compared to 0.81% at December 31, 2018.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Non-accrual loans	$3,108	$3,432	$3,681	$3,839	$4,131
Loans 90 days or more past due and still accruing	—	—	355		2
Total non-performing loans	$3,108	$3,432	$4,036	$3,839	$4,133

Non-performing assets / total assets	0.52%	0.58%	0.69%	0.68%	0.71%
Non-performing loans / total loans	0.60%	0.67%	0.81%	0.78%	0.81%
Net charge-offs (recoveries)	$(61)	—	(4)	(3)	—
Net charge-offs (recoveries) / average loans (annualized)	(0.05)%	—%	—%	—%	—%
Allowance for loan loss / total loans	1.11%	1.10%	1.13%	1.14%	1.11%
Allowance for loan losses / non-performing loans	184.11%	164.95%	140.26%	147.38%	136.83%

Total assets	$593,086	$591,253	$581,484	$568,093	$584,500
Gross loans, excluding ALLL	$513,744	$512,931	$499,853	$495,103	$507,954
Average loans	$505,126	$502,632	$498,799	$502,149	$499,368
Allowance for loan losses	$5,722	$5,661	$5,661	$5,658	$5,655

Deposits

Total deposits increased to $472.8 million at December 31, 2019, from $420.6 million compared to December 31, 2018. Certificates of deposit and interest bearing deposits increased $35.3 million and $7.8 million, respectively. Certificates of deposit increased to $156.2 million as compared to $120.9 million at December 31, 2018, while interest bearing deposits increased to $141.9 million as compared to $134.1 million at December 31, 2018. In addition, money market deposits increased $11.5 million to $27.7 million as compared to $16.2 million at December 31, 2018. Offsetting the increases was a decrease in savings deposits of $3.7 million. Savings deposits decreased to $99.0 million at December 31, 2019, compared to $102.7 million at December 31, 2018.

The following table shows the composition of the Company's deposits as of the dates indicated.

Deposits (unaudited)

(dollars in thousands)
At quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Demand:
Non-interest bearing	$47,935	$47,026	$49,799	$49,429	$46,690
Interest-bearing	141,935	151,662	101,678	123,420	134,123
Savings	99,036	97,787	97,898	103,109	102,740
Money market	27,692	17,770	18,780	17,182	16,171
Time	156,154	161,819	148,452	139,614	120,855
Total deposits	$472,752	$476,064	$416,607	$432,754	$420,579

Capital

At December 31, 2019, the Company's total stockholders' equity amounted to $65.4 million, or 11.02% of total assets, compared to $66.6 million at December 31, 2018. The Company’s book value per common share was $12.61 at December 31, 2019, compared to $12.37 at December 31, 2018. The decrease in stockholders' equity was primarily due to the repurchase of 199,202 shares for a total of $3.3 million and the declaration of a $2.6 million dividend, with the remaining difference related to ESOP, restricted stock and stock option accounting activity, partially offset by net income of $4.1 million from the period.

At December 31, 2019, the Bank’s common equity tier 1 ratio was 11.43%, tier 1 leverage ratio was 10.70%, tier 1 capital ratio was 11.43% and the total capital ratio was 12.51%. At December 31, 2018, the Bank’s common equity tier 1 ratio was 11.90%, tier 1 leverage ratio was 10.71%, tier 1 capital ratio was 11.90% and the total capital ratio was 13.00%. At December 31, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

The following table sets forth the Company's consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(dollars in thousands)
For the quarter ended:	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Loans	$505,126	$502,632	$498,799	$502,149	$499,368
Securities held to maturity	37,262	39,181	36,796	37,899	41,460
Allowance for loan losses	(5,704)	(5,661)	(5,659)	(5,656)	(5,686)
All other assets	42,454	43,039	42,671	42,778	41,211
Total assets	$579,138	$579,191	$572,607	$577,170	$576,353
Non-interest bearing deposits	$45,737	$46,373	$49,861	$46,962	$48,172
Interest-bearing deposits	429,413	381,262	368,679	367,434	372,474
Borrowings	35,969	81,863	83,814	92,780	83,440
Other liabilities	3,132	3,921	3,087	2,623	2,585
Stockholders' Equity	64,887	65,772	67,166	67,371	69,682
Total liabilities and shareholders' equity	$579,138	$579,191	$572,607	$577,170	$576,353

Non-GAAP Financial Measures

This release references adjusted net income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure. Adjusted net income is derived from GAAP net income less the $862,000 in additional expenses associated with the expanded audit scope and identification of material weaknesses and tax effected at a rate of 31%. We believe the presentation of adjusted net income is appropriate as it better enables an investor to analyze the performance of our core business year over year without the impact of unusual items.

The following tables reconcile adjusted net income to net income and adjusted diluted earnings per share to diluted earnings per share:

	Twelve months ended December 31,
	2019	2018
(dollars in thousands)
Net income	$4,103	$4,835
Professional expenses associated with increased audit scope and identification of material weaknesses	862	—
Tax adjustment using an assumed tax rate of 31%	(267)	—
Adjusted net income	$4,698	$4,835

	Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2019	2018
Numerator:
Net income	$4,698	$4,835

Denominator:
Weighted average common shares	5,096	5,351
Dilutive potential common shares	31	49
Weighted average fully diluted shares	5,127	5,400

Earnings per share:
Dilutive	$0.92	$0.90

Forward Looking Statement Disclaimer
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factor. . Factors that may cause actual results to differ from those contemplated include our ability to reduce interest rates on deposits; our ability to reduce our funding costs; our ability to continue to use funding sources like short-term brokered deposits; our ability to reduce our nonperforming loans; our continued ability to grow the loan portfolio; the impact of the passage of the Tax Cuts and Jobs Act; our continued ability to manage cybersecurity risks; our continued ability to successfully remediate our identified internal control weaknesses; and our ability to control expenses. Therefore, readers should not place undue reliance on any forward-looking statements. MSB Financial Corp. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition
	At December 31, 2019	At December 31, 2018
(Dollars in thousands, except per share amounts)
Cash and due from banks	$1,296	$1,558
Interest-earning demand deposits with banks	17,157	10,242
Cash and Cash Equivalents	18,453	11,800
Securities held to maturity (fair value of $35,696 and $38,569, respectively)	35,827	39,476
Loans receivable, net of allowance for loan losses of $5,722 and $5,655, respectively	508,022	502,299
Premises and equipment	8,020	8,180
Federal Home Loan Bank of New York stock, at cost	2,848	4,756
Bank owned life insurance	14,480	14,585
Accrued interest receivable	1,650	1,615
Other assets	3,786	1,789
Total Assets	$593,086	$584,500
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$47,935	$46,690
Interest bearing	424,817	373,889
Total Deposits	472,752	420,579
Advances from Federal Home Loan Bank of New York	51,575	94,275
Advance payments by borrowers for taxes and insurance	722	749
Other liabilities	2,662	2,251
Total Liabilities	527,711	517,854
Stockholders' Equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 49,000,000 shares authorized; 5,184,914 and 5,389,054 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	52	54
Paid-in capital	41,857	44,726
Retained earnings	24,989	23,498
Unearned common stock held by ESOP (168.568 and 179,464 shares, respectively)	(1,523)	(1,632)
Total Stockholders' Equity	65,375	66,646
Total Liabilities and Stockholders' Equity	$593,086	$584,500

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Income
	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
(in thousands except per share amounts)
Interest Income
Loans receivable, including fees	$5,753	$5,600	$23,007	$21,960
Securities held to maturity	240	302	1,064	1,065
Other	108	101	484	320
Total Interest Income	6,101	6,003	24,555	23,345
Interest Expense
Deposits	1,532	1,039	5,282	3,834
Borrowings	179	505	1,708	1,564
Total Interest Expense	1,711	1,544	6,990	5,398
Net Interest Income	4,390	4,459	17,565	17,947
Provision for Loan Losses	—	—	—	240
Net Interest Income after Provision for Loan Losses	4,390	4,459	17,565	17,707
Non-Interest Income
Fees and service charges	100	82	346	334
Income from bank owned life insurance	267	96	554	388
Other	14	20	74	78
Total Non-Interest Income	381	198	974	800
Non-Interest Expenses
Salaries and employee benefits	1,781	1,566	6,769	6,673
Directors compensation	133	125	524	490
Occupancy and equipment	386	392	1,534	1,564
Service bureau fees	209	96	575	347
Advertising	2	2	21	33
FDIC assessment	12	17	100	211
Professional services	346	513	2,415	1,730
Other	208	200	831	813
Total Non-Interest Expenses	3,077	2,911	12,769	11,861
Income before Income Taxes	1,694	1,746	5,770	6,646
Income Tax Expense	443	491	1,667	1,811
Net Income	$1,251	$1,255	$4,103	$4,835
Earnings per share:
Basic	$0.25	$0.24	$0.81	$0.90
Diluted	$0.25	$0.24	$0.80	$0.90

MSB Financial Corp. and Subsidiaries

Selected Quarterly Financial and Statistical Data
	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2019	9/30/2019	12/31/2018
(unaudited)
Statements of Operations Data

Interest income	$6,101	$6,179	$6,003
Interest expense	1,711	1,838	1,544
Net interest income	4,390	4,341	4,459
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	4,390	4,341	4,459
Other income	381	199	198
Other expense	3,077	2,919	2,911
Income before income taxes	1,694	1,621	1,746
Income tax expense (benefit)	443	505	491
Net Income	$1,251	$1,116	$1,255
Earnings (per Common Share)
Basic	$0.25	$0.22	$0.24
Diluted	$0.25	$0.22	$0.24
Statements of Condition Data (Period-End)
Investment securities held to maturity (fair value of $35,696, $37,846, and $38,569)	$35,827	$38,073	$39,476
Loans receivable, net of allowance for loan losses	508,022	507,270	502,299
Total assets	593,086	591,253	584,500
Deposits	472,752	476,064	420,579
Borrowings	51,575	47,275	94,275
Stockholders' equity	65,375	64,220	66,646
Common Shares Dividend Data
Cash dividends	$—	$2,612	$2,522
Weighted Average Common Shares Outstanding
Basic	5,015,438	5,046,935	5,276,116
Diluted	5,040,652	5,070,353	5,317,305
Operating Ratios
Return on average assets	0.86%	0.77%	0.87%
Return on average equity	7.71%	6.79%	7.20%
Average equity / average assets	11.20%	11.36%	12.09%
Book value per common share (period-end)	$12.61	$12.35	$12.37